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EXHIBIT 10.11

             FIRST AMERICAN SCIENTIFIC CORPORATION
               SUITE 1003 - 409 GRANVILLE STREET
                      VANCOUVER BC V6C IT2

                    MEMORANDUM OF AGREEMENT

     This Agreement made this 20th day of September, 1999

BETWEEN:

     First American Scientific Corp., a company duty incorporated in the State of Nevada, USA, at suite 1003-409 Granville
     Street Vancouver BC, V6C 1T2, in the Province of British
     Columbia. (referred to as "FASC")

AND:

     C.L. Kantonen, ( Kantonen )owns 100% of the outstanding shares of VMH Video MovieHouse.com Inc. a company duly incorporated in the Province of British Columbia, and whereas VMH is the owner of the Domain Names, VideoMovieHouse.com, VideoMovieHouse.org and VideoMovieHouse.net, along with their respective web pages and related Internet Technology which can be used in the sales of Videos, DVD's CD's and all related products, plans, rights to develop a Virtual Video Rental Store using Video on demand Technology, at 1492 Frederick Rd., North Vancouver BC. (referred to as "Kantonen")

     WHEREAS; FASC has agreed to buy all the outstanding shares from Kantonen,

     AND WHEREAS; Kantonen has agreed to sell all the outstanding shares of VMH VideoMovieHouse.com Inc.

     AND WHEREAS; FASC, and Kantonen have agreed once these shares are transferred, VMH will become a subsidiary of FASC.

     NOW THEREFORE THIS AGREEMENT WITNESSETH, that in consideration of the premises set forth herein and the payment of $10.00 (ten dollars) now paid by each other to the other, the receipt and sufficiency whereof is hereby acknowledged, the parties agree and covenant as follows:

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     Kantonen and FASC have reached an agreement that reflects the terms described herein:

     1 . FASC and Kantonen agree the purchase price is $250,000,00 (two hundred and fifty thousand dollars, US Funds)

     2. FASC and Kantonen agree the shares "I be owned by FASC and VMH will be a subsidiary of FASC and a representative from each company will complete the board for the subsidiary company know as VideoMovieHouse.com.

     3. Kantonen is the sole legal and beneficial owner of all Technology.

     4. Kantonen is free and clear of all liens, mortgages, claims, charges, and encumbrances of every kind and nature whatsoever.

     5. Kantonen has no agreement for the purchase of the Technology to any person, firm, corporation or government or agency whatsoever

     6. Kantonen has no indebtedness to any person, firm, corporation which might hereafter become a liability of FASC or constitute a lien, charge, upon the technology.
Purchase and Sale Kantonen agrees to transfer and assign to FASC all legal and beneficial ownership, free and clear of all liens, charges and encumbrances.

     Payment of Purchase Price. FASC agrees to deliver the following to Kantonen at the closing dates;

     (a)  $ 125,000 due and payable by Sept 30th, 1999
     (b)  $125,000 due and payable by Oct 30th, 1999
     (c) the terms up to Oct 30th, 1999 for any principal remaining unpaid, then the parties will mutually agree to extend terms with a amended agreement, which will be acceptable to, FASC, and Kantonen.

     Good Faith, Each of the parties hereto convenant and agree to act in. good faith to carry out the transactions contemplated herein and in addition will act diligently in performing all acts which ate contemplated to be performed by such party.


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     Currency All dollar amounts referred to in this Memorandum of
Agreement are in lawful money of the United States of America.

     Governing Law This Memorandum of Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia.

     Dated at Vancouver, British Columbia, this 20th day of
September, 1999.

Signed,
C.L. Kantonen (VENDOR)             First American Scientific Corp.

/s/ C.L. Kantonen                  /s/ Gary Burnie, President